EXHIBIT 99.1


FOR IMMEDIATE RELEASE
2/9/2007
Contact: Richard Scott or Bryna Butler, (740) 446-2631, 1-800-468-6682


                     OVBC ANNOUNCES STOCK REPURCHASE PROGRAM


GALLIPOLIS, Ohio -- Ohio Valley Banc Corp. [NASDAQ: OVBC] was authorized by its board of directors to repurchase up to 175,000 shares of OVBC common stock through open market and privately negotiated purchases. The timing of the purchases, the prices paid and the actual number of shares of common stock purchased will depend upon market conditions and limitations imposed by applicable federal securities laws. All shares of common stock purchased will be held as treasury shares and will be available for use by OVBC pursuant to the terms of OVBC's Dividend Reinvestment and Employee Stock Purchase Plan as well as for other general corporate purposes.

     Jeffrey E. Smith, president and chief executive officer, commented, "This authorization by our board will permit the purchase of shares, when available, to meet the demand for the Dividend Reinvestment Program. Our shareholders purchased more than 52,000 shares of common stock in 2006 under the Dividend Reinvestment Plan (DRIP) and Employee Stock Purchase Plan."

     All purchases will be made by OVBC between February 16, 2007 and February 15, 2008, unless OVBC's board of directors extends the program.

     Ohio Valley Banc Corp. has three subsidiaries: Ohio Valley Bank with 15 offices in Ohio and West Virginia, Loan Central with five offices in Ohio, and Ohio Valley Financial Services based in Jackson, Ohio. Ohio Valley Banc Corp. stock is traded on the NASDAQ Global Market under the symbol OVBC. The company's Web site is www.ovbc.com.